Exhibit 99.2

La Jolla Pharmaceutical Company Presents Corporate Update at The MoneyShow

SAN DIEGO, CALIFORNIA – (MARKETWIRE – May 14, 2013) – La Jolla Pharmaceutical Company (OTCBB: LJPC) (“La Jolla” and “Company”), a leader in the development of therapeutics targeting galectin proteins, announced that George Tidmarsh, M.D., Ph.D., President and Chief Executive Officer presented today at the MoneyShow, Caesars Palace in Las Vegas Nevada. The presentation was available to attendees and via live webcast at MoneyShow.com. As part of the presentation, Dr. Tidmarsh presented detailed data on GCS-100 and its positive effect on eGFR in previous clinical studies. Also, new information about the focus and direction of La Jolla for 2013 was presented. A video of the webcasted presentation is available on MoneyShow.com. This information can also be found on the Company’s website and Form 8-K filed with the SEC. La Jolla expects to release further data from the recently completed Phase 1 clinical trial in the coming weeks.

“Our retrospective analysis of renal function data from previous GCS-100 clinical trials provides solid support for our current program using GCS-100 for the treatment of Chronic Kidney Disease. This analysis shows that many patients who started treatment with reduced renal function experienced a significant improvement on GCS-100 treatment,” said George Tidmarsh, M.D., Ph.D., President and Chief Executive Officer of La Jolla. “While not all patients showed an improvement, many of those that did experienced a major improvement. We hope that this effect is confirmed in our upcoming Phase 2 trial.”

About Chronic Kidney Disease

Chronic kidney disease (“CKD”) currently affects 14% of Americans or approximately 49 million people. The United States Renal Data System, 2012 Annual Data Report, states that in 2010, costs for CKD reached $41 billion for Medicare alone. Overall per person per year costs for CKD were estimated at $22,323 for Medicare patients of age 65 and older and $13,395 for patients of age 50-64. Patients with CKD may progress to end-stage renal disease (“ESRD”). According to the National Institute of Diabetes and Digestive and Kidney Diseases as of 2008, there were 547,982 individuals in the US under treatment for ESRD and 88,630 deaths per year from ESRD.

About GCS-100

GCS-100 is a complex polysaccharide that has the ability to bind to and block the effects of galectin-3. Galectin-3 is a soluble protein, over-expression of which has been implicated in a number of human diseases including cancer and chronic organ failure. The unique ability of GCS-100 to bind and sequester galectin-3 makes it an ideal candidate to prevent and treat diseases in which galectin-3 plays an important role.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company dedicated to the development of medical treatments that significantly improve outcomes in patients with life-threatening diseases. GCS-100, the Company’s lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. For more information on the Company please visit http://www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100 and LJPC-501, the success and timing of future preclinical and clinical studies of this compound, and potential indications for which GCS-100 and LJPC-501 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company’s reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact

George F. Tidmarsh, M.D., Ph.D.

President & Chief Executive Officer

La Jolla Pharmaceutical Company

Phone: (858) 207-4264

Email: GTidmarsh@ljpc.com

And

Chester S. Zygmont, III

Director of Finance

La Jolla Pharmaceutical Company

Phone: (858) 207-4262

Email: czygmont@ljpc.com